Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Annual Report (Form 10-K) of HLTH Corporation of our report dated February 14, 2008, with respect to the financial statements and schedule of EBS Master LLC as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and the period from November 16, 2006 to December 31, 2006.
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110629 and No. 333-130484) and on Form S-8 (No. 333-39592, No. 333-42616, No. 333-47250, No. 333-84825, No. 333-88418, No. 333-88420, No. 333-90795, No. 333-110516, No. 333-120439 and No. 333-145332) of HLTH Corporation of our report included in the preceding paragraph.
/s/ Ernst & Young LLP
Nashville, Tennessee
February 25, 2009